Exhibit 99.1

Windtree Therapeutics Provides Business Update

Company Has Made Substantive Progress with Lead Development Programs – istaroxime and AEROSURF®

WARRINGTON, PA – October 25, 2019 – Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology and medical device company focused on developing drug product candidates and medical device technologies to address acute cardiovascular and pulmonary diseases, today provided updates on its lead development programs and business operations.

“During the third quarter, we made substantive progress in two of our lead development programs – istaroxime for acute heart failure (AHF) and early cardiogenic shock, and AEROSURF® for respiratory distress syndrome (RDS) in premature infants. We have advanced our data analysis, gained increased regulatory clarity and evolved our development strategies for the next stages of program execution,” commented Craig Fraser, President and Chief Executive Officer. “We are excited about the opportunities before us as a Company and believe each of our assets has the potential to find a significant place in the treatment landscape. Our late-stage, high-value programs in disease markets with significant unmet medical needs set the stage for our next phase of growth. Our experienced management team is focused on executing our strategy and leveraging potential opportunities to accelerate development of our pipeline. We are also focused on business initiatives to create value from planned milestones that have the potential to be catalysts for our Company. We look forward to keeping our stakeholders updated on our clinical execution and milestone achievements.”

Recent Development and Business Highlights

Istaroxime

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Early Cardiogenic Shock - Based on assessment of the data from the istaroxime phase 2 program in acute heart failure and the regulatory landscape, and after discussions with advisors, the Company has added an early cardiogenic shock study to the istaroxime development plan. Cardiogenic shock is a severe presentation of heart failure characterized by very low blood pressure and hypo-perfusion to critical organs. It is associated with high mortality and morbidity and is not well treated with current therapies. The Company believes istaroxime may fulfill an unmet need in cardiogenic shock based on the profile observed in prior phase 2 clinical studies in acute heart failure, which showed that istaroxime increased systolic blood pressure by 15 mmHg (1.5 ug/kg/min dose group), suggesting that istaroxime could potentially contribute to the clinical improvement of patients in cardiogenic shock due to heart failure. Because of the unmet need, there may be opportunities for an enhanced regulatory pathway and review. According to FDA published position and actions, approval in shock potentially could be based on blood pressure changes alone (assuming comparable mortality compared to control patients at 30 days). The Company plans to execute a small study of istaroxime in early cardiogenic shock patients to evaluate the potential to improve blood pressure and organ perfusion. The study will also evaluate the safety and side effect profile of istaroxime in this patient population. The Company plans to initiate this study in the first half of 2020 while continuing to work on a larger, acute heart failure study in a less severe population.

●	Acute Heart Failure

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In August 2019, the FDA granted istaroxime Fast Track designation for the treatment of acute heart failure based upon the positive phase 2a and phase 2b study data and the recognized unmet medical need.

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Based on feedback from the FDA in June 2019 and the Company’s scientific advisors, the Company is focusing its next clinical trial on patients with low systolic blood pressure (SBP) and those who are diuretic resistant. These two, difficult to treat patient groups with limited treatment options could particularly benefit from istaroxime’s unique profile and potential ability to increase cardiac function, increase blood pressure and improve renal function. The Company plans to initiate this next phase 2 study in the second half of 2020 and plans to extend dosing beyond what was previously studied and include clinical outcome measures that may be acceptable for registration.

AEROSURF

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Data from the AEROSURF phase 2 program continues to demonstrate the potential of AEROSURF to reduce both the rate of nasal continuous airway pressure (nCPAP) failure and the need for intubation in premature infants being treated for RDS. The phase 2 program has also produced positive initial data suggesting that AEROSURF may have the potential to lower the incidence and severity of bronchopulmonary dysplasia (BPD). The Company has completed the planned device development activities for the new Aerosol Delivery System (ADS) that is intended for use in the planned bridging study and the phase 3 clinical program and, if approved, initial commercial activity. The Company has completed design verification and conducted extensive performance testing in which this device demonstrated consistent performance under rigorous testing and design verification protocols. In addition, the new ADS has been designed for ease of use and rapid setup, both of which may lead to faster time to treatment and to potentially support better clinical outcomes. The Company is planning to execute a small (n=70) bridging study to complete the phase 2 clinical program and transition to phase 3 by demonstrating the new ADS performance in the NICU. The Company plans to advance AEROSURF at a reduced cost by leveraging development opportunities in China (the largest RDS and surfactant market) with our partner in the region. The bridging study will be conducted in China and Europe, led by the Company, and is planned to begin in Q1 2020.

Pipeline and Other Activities

●	The Company continued to advance its preclinical follow-on oral and intravenous SERCA 2a heart failure compounds and continues to actively explore partnership opportunities.

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Rostafuroxin formulation work continues as the Company seeks to complete development of an improved formulation and enhanced assay (lower limit of quantification) for pharmacokinetic measurement of drug concentration as the Company prepares for an out-licensing initiative planned for 2020.

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The Company conducted an R&D Day in June 2019 that featured presentations highlighting two of the Company’s lead development programs, istaroxime in acute heart failure and AEROSURF in respiratory distress syndrome in premature infants. The presentations were delivered by key thought leaders in their respective fields. A replay of this event can be found at http://windtreethe tx.investorroom.com/events.

●	The Company has initiated the application process to potentially regain listing on the Nasdaq Capital Market® and is progressing toward that objective.

Financial

●	As of September 30, 2019, the Company had cash and cash equivalents of $4.3 million.

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On October 24, 2019, LPH II Investments Ltd. (LPH II), an affiliate of Lee’s Pharmaceutical Holdings Limited, agreed to lend the Company $1.0 million to fund the Company’s operations. The Company believes that, including the LPH II loan, it currently has sufficient cash and cash equivalent resources to fund its business operations through late-November 2019.

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The Company is actively engaged in discussions with various parties to potentially secure additional capital, through a combination of one or more of public or private equity offerings and strategic transactions.

Readers are referred to the Company’s October 2019 Corporate Presentation which provides additional details on the Company’s development programs and plans. The October 2019 Corporate Presentation is available on the Company’s website at http://windtreetx.investorroom.com/corporate_presentation.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage, biopharmaceutical and medical device company focused on the development of novel therapeutics intended to address significant unmet medical needs in important acute care markets. Windtree has three lead clinical development programs and multiple pre-clinical programs spanning respiratory and cardiovascular disease states, including istaroxime, a novel, dual-acting agent being developed to improve cardiac function in patients with acute heart failure with a potentially favorable safety profile; AEROSURF®, an innovative combination drug/device product candidate that is designed to deliver the Company’s proprietary synthetic, peptide-containing surfactant noninvasively to premature infants with respiratory distress syndrome (RDS); and rostafuroxin, a novel precision drug product being developed to target hypertensive patients with certain genetic profiles in the important group of patients with resistant hypertension. Windtree also has multiple pre-clinical products including potential heart failure therapies delivered orally that are based on SERCA2a mechanism of action.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results, including projections of future cash balances and anticipated cash outflows, to differ materially from the statements made.  Examples of such risks and uncertainties include: the risk that, as a development company with limited resources and no operating revenues, the Company’s ability to continue as a going concern in the near term is highly dependent upon successful and timely advancement of its clinical development programs for istaroxime and AEROSURF®; risks that Windtree will be unable to secure significant additional capital as and when needed, or to access debt or equity financings, which could result in substantial equity dilution; risks related to Windtree’s development programs, which may involve time-consuming and expensive pre-clinical studies and clinical trials and which may be subject to potentially significant delays or regulatory holds, or fail; risks related to technology transfers to contract manufacturers and manufacturing development activities, including with respect to formulation development, product and active pharmaceutical ingredient (API) release testing and related assays, and problems or delays encountered by Windtree, contract manufacturers or suppliers in manufacturing drug products, drug substances, aerosol delivery systems (ADS) and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with Windtree on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Windtree’s products, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals; risks related to Windtree’s efforts to maintain and protect the patents and licenses related to its products; and other risks and uncertainties described in Windtree’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com